Exhibit 10.33

MEADWESTVACO CORPORATION

MEADWESTVACO CORPORATION DEFERRED INCOME PLAN

Effective January 1, 2003

TABLE OF CONTENTS

ARTICLE 1 . INTRODUCTION		1
1.01.	History of the Plan	1
1.02.	Purposes of the Plan	1
1.03.	Effective Date	2

ARTICLE 2 . DEFINITIONS AND CONSTRUCTION		2
2.01.	Definitions	2
2.02.	Construction	5

ARTICLE 3 . ELIGIBILITY AND PARTICIPATION		5
3.01.	Eligibility	5
3.02.	Participation	5

ARTICLE 4 . CONTRIBUTIONS TO PARTICIPANTS’ ACCOUNTS		6
4.01.	Eligible Employee Deferrals	6
4.02.	Rollover Contributions	7
4.03.	Employer Non-Qualified Matching Contributions	7
4.04.	Restorative Matching Contribution	7
4.05.	Discretionary Employer Contributions	8
4.06.	Timing For Crediting of Contributions	8

ARTICLE 5 . INVESTMENTS AND ACCOUNTS		8
5.01.	Funding Policy and Establishment of Book-Entry Investment Funds	8
5.02.	Participant Allocation of Accounts Among Book-Entry Investment Funds	8
5.03.	Change in Allocation	9
5.04.	Valuation of Investment Funds	9
5.05.	Sub-Accounts	10
5.06.	Risk of Loss	10
5.07.	Interests in the Plan	10
5.08.	Special Provisions Applicable to the Company Stock Portion of the Plan	11

ARTICLE 6 . VESTING		12
6.01.	Vesting	12

ARTICLE 7 . SCHEDULED DISTRIBUTIONS		12
7.01.	Scheduled Distribution Election Process	12
7.02.	Types of Scheduled Distributions	12
7.03.	Form of Payment of Scheduled Distributions	14

ARTICLE 8 . UNSCHEDULED DISTRIBUTIONS AND PAYMENTS UPON DEATH		15
8.01.	Hardship Distribution.	15

8.02.	Other Unscheduled Distributions.	16
8.03.	Form of Payment of Unscheduled Distributions	16
8.04.	Payments Upon Death	16
8.05.	Designation of Beneficiary	17

Article 9 . Plan Administration		17
9.01.	Plan Administrator	17
9.02.	Delegation and Employment of Agents	17
9.03.	Incorporation of Certain Provisions of ERISA	18
9.04.	Interpretations	18
9.05.	Discretionary Acts	18
9.06.	Elections and Designations	18
9.07.	Claims	18
9.08.	Postponement of Action	18

Article 10 . Amendment and Termination of Plan		19
10.01.	Amendment of the Plan	19
10.02.	Termination of the Plan	19
10.03.	Design Decisions	19

Article 11 . Miscellaneous Provisions		20
11.01.	Employment Rights Not Affected by Plan	20
11.02.	Integration Clause	20
11.03.	Doubt as to Identity	20
11.04.	Payment Medium	21
11.05.	Liability Limited	21
11.06.	Overpayments	21
11.07.	Incapacity and Minor Status	21
11.08.	Assignment and Liens	21
11.09.	Withholding Taxes	21
11.10.	Titles and Headings Not to Control	22
11.11.	Notice of Process	22
11.12.	Plan Expenses	22
11.13.	Governing Law and Limitation on Actions	22
11.14.	Forum Selection Clause	22
11.15.	Severability	23
11.16.	Complete Statement of Plan	23

Exhibit A

ARTICLE 1. INTRODUCTION

1.01.	HISTORY OF THE PLAN

(a)	Immediately before January 1, 2003, two operating subsidiaries of MeadWestvaco (The Mead Corporation and Westvaco Corporation) sponsored a total of four non-qualified defined contribution plans for their eligible employees. These plans were then known as (1) the Westvaco Corporation Deferred Compensation Plan, (2) the Westvaco Corporation Savings and Investment Restoration Plan, (3) the Westvaco Corporation Excess Benefit Plan, and (4) The Mead Corporation Executive Capital Accumulation Plan.

(b)	Except as provided in certain preexisting elections, deferrals to the non-qualified defined contribution plans described in Section 1.01(a) were discontinued as of January 1, 2003. To replace those plans, MeadWestvaco created the MeadWestvaco Corporation Deferred Income Plan. However, the rights and benefits of individuals entitled to a benefit under any of the plans described in Section 1.01(a) shall continue to be determined under the provisions of those plans, as applicable.

(c)	This plan document is a restatement of the Plan that became effective January 1, 2003. The terms of the Plan have not been materially modified since January 1, 2003.

1.02.	PURPOSES OF THE PLAN

(a)	The purposes of the Plan are to enable Participants to defer voluntarily the receipt of certain amounts, including earnings not otherwise eligible for deferral under the Basic Plan (as a result of limitations imposed by the Code), to provide matching credits on certain deferrals that are comparable to the matching contributions under the Basic Plan, to restore certain benefits that cannot be provided under the Basic Plan, and to provide retirement and other benefits to Participants through an individual account program.

(b)	The Plan is intended generally to mirror the benefits provided under the Basic Plan. The Plan shall be administered in conjunction with the Basic Plan and, except as otherwise provided in the Plan or as approved by the Administration Committee, the terms and conditions of the Basic Plan shall determine all matters related to the benefits under the Plan.

(c)	The Plan is unfunded and its assets remain subject to the claims of the unsecured creditors of the Company. Benefits due under the Plan shall be payable from the general assets of the Company or from any informal funding vehicles established under the Plan.

(d)	The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management and/or highly compensated employees of the Company. Except as provided in Section 9.03, the Plan shall not be subject to the participation and vesting requirements, funding provisions, and fiduciary duty rules (Parts 2, 3, and 4 of Title I) of ERISA.

1.03.	EFFECTIVE DATE

Unless a particular provision of the Plan specifies a different effective date for that provision, the Plan shall be effective January 1, 2003.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.01.	DEFINITIONS

For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

(a)	“Account” means an unfunded book-entry account for a Participant, representing contributions to the Plan, as adjusted to reflect earnings, losses and distributions in accordance with Section 5.02, Section 5.03, Article 7, and Article 8. Each Account shall be divided into sub-accounts in accordance with Section 5.05. Accounts established under the Plan shall hold no actual funds or assets.

(b)	“Administration Committee” means the individuals constituting the Benefit Plans Administration Committee designated by MeadWestvaco’s Chief Executive Officer, or similar committee appointed pursuant to Section 9.01.

(c)	“Article” means an Article of the Plan.

(d)	“Base Salary” means the gross amount of annual base salary, before such annual base salary is reduced for tax withholding and pre-tax or after-tax contributions to any employee benefit plan, and before any other payroll deductions. Base Salary shall not include any pay offered in lieu of vacation.

(e)	“Basic Plan” means the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Hourly Employees.

(f)	“Beneficiary” means, in the case of any Participant who dies, the person or persons designated in accordance with Section 8.05.

(g)	“Board of Directors” means the Board of Directors of MeadWestvaco.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)	“Company” means MeadWestvaco and/or each Designated Subsidiary.

(j)	“Compensation” means “Eligible Compensation” as defined in the Basic Plan, without regard to the limit required by section 401(a)(17) of the Code.

(k)	“Deferral” means an amount that an Eligible Employee elects to defer pursuant to Section 4.01.

(l)	“Deferral Election” means an Eligible Employee’s election to defer Eligible Plan Compensation or a Restorative Savings Amount pursuant to Section 4.01.

(m)	“Designated Subsidiary” means any corporation, affiliate, or other entity of which at least 50% of the outstanding ordinary voting stock or control is owned directly or indirectly by MeadWestvaco, and that is or has been designated by the Chief Executive Officer of MeadWestvaco or the Board of Directors as a part of the Company for purposes of the Plan as of a date determined by such designation.

(n)	“Discretionary Employer Contribution” means an amount credited to a Participant’s Account pursuant to Section 4.05.

(o)	“Distribution Date” means the date as of which a withdrawal or distribution is made or commences hereunder.

(p)	“Distribution Election” means a Participant’s election of the timing and manner of a distribution of his Account, in accordance with Section 7.01.

(q)	“Distribution Year” means the year as of which a Participant elects to commence receiving a Scheduled In-Service Distribution.

(r)	“Eligible Employee” means any individual who is part of the select group of management or highly-paid employees of the Company who are designated by the Administration Committee as eligible to participate in the Plan.

(s)	“Eligible Plan Compensation” for any Plan Year means the following—

(1)	80% of an Eligible Employee’s Base Salary earned during the Plan Year;

(2)	80% of an Eligible Employee’s sales commissions payable during the Plan Year;

(3)	80% of an Eligible Employee’s annual and long-term incentive awards earned during the Plan Year (and otherwise payable during the following Plan Year);

(4)	100% of an Eligible Employee’s retention bonus, project bonus, spot bonus, non-compete payment, and pay offered in lieu of vacation earned during the Plan Year; and

(5)	Any other compensation designated by the Administration Committee.

The amount of an Eligible Employee’s Eligible Plan Compensation shall be determined as a gross amount, before reduction for tax withholding and pre-tax or after-tax contributions to any employee benefit plan (including the Basic Plan), and before any other payroll deductions.

(t)	“Employer Non-Qualified Matching Contribution” means an amount credited to a Participant’s Account pursuant to Section 4.03.

(u)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(v)	“Gross Misconduct” means conduct, including a Participant’s performance, that the Company determines is cause for Termination of Employment. Gross Misconduct includes engaging in fraud, misappropriation, embezzlement, neglect of duties and responsibilities, insubordination, or any other material violation of the Company’s policies and procedures.

(w)	“Hardship Distribution” means an unscheduled distribution pursuant to Section 8.01.

(x)	“Investment Fund” means a book-entry investment fund maintained pursuant to Section 5.02.

(y)	“Investment Policy Committee” means the Benefit Plans Investment Policy Committee designated by MeadWestvaco’s Chief Executive Officer or similar committee appointed pursuant to Section 9.01.

(z)	“MeadWestvaco” means MeadWestvaco Corporation, a Delaware Corporation.

(aa)	“MeadWestvaco Common Stock” means shares of common stock of MeadWestvaco Corporation.

(bb)	“Open Enrollment” means the period established by the Administration Committee, during which Eligible Employees can make or change their Deferral Elections and can elect to make Restorative Savings Contributions.

(cc)	“Participant” means an Eligible Employee who satisfies the eligibility requirements described in Article 3, and who has a positive balance in his Account.

(dd)	“Plan” means the MeadWestvaco Corporation Deferred Income Plan, as set forth herein and as amended from time to time.

(ee)	“Plan Administrator” means any plan administrator appointed pursuant to Section 9.01. The Plan Administrator shall be a member of the Administration Committee.

(ff)	“Plan Year” means the calendar year.

(gg)	“Predecessor Plans” means any of the plans listed in Section 1.01(a).

(hh)	“Recordkeeper” means the individual or entity appointed by the Company to administer and maintain records for the Plan.

(ii)	“Restorative Matching Contribution” means an amount credited to an Employee’s Account pursuant to Section 4.04.

(jj)	“Restorative Savings Amount” means, for any Plan Year, amounts in such Plan Year that the Eligible Employee elected to defer into the Basic Plan as a Before-Tax Contribution (or Catch-Up Contribution), within the meaning of the Basic Plan, but that cannot be contributed to the Basic Plan because of the limits under sections 402(g), 401(a)(17), or 415 of the Code (each as adjusted pursuant to section 414(v) of the Code).

(kk)	“Rollover Contribution” means an amount credited to an Employee’s Account pursuant to Section 4.02.

(ll)	“Scheduled In-Service Distribution” means a distribution of all or part of a Participant’s Account, scheduled to commence prior to the Participant’s Termination of Employment, as described in Section 7.02(a).

(mm)	“Section” means a section of the Plan.

(nn)	“Spouse” means a Participant’s spouse (within the meaning of 1 U.S.C. § 7), if any.

(oo)	“Termination Distribution” means a distribution of all or a part of a Participant’s Account, scheduled to commence after the Participant’s Termination of Employment, as described in Section 7.02(b).

(pp)	“Termination of Employment” means the date on which an individual’s employment with the Company ends, other than by death, including the date on which a Participant retires, quits, or is discharged.

(qq)	“Valuation Date” means any date or time designated by the Administration Committee for the valuation of Accounts.

2.02.	CONSTRUCTION

For purposes of the Plan, unless the contrary is clearly indicated by the context, (1) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (2) the use of the singular shall also include within its meaning the plural and vice versa; and (3) the word “include” shall mean to include without limitation.

ARTICLE 3. ELIGIBILITY AND PARTICIPATION

3.01.	ELIGIBILITY

(a)	Any individual shall become a Participant in the Plan if such individual was entitled to a benefit under one or more of the Predecessor Plans, effective as of the date on which such individual makes a Rollover Contribution, in accordance with Section 4.02.

(b)	Any individual who is not a Participant on January 1, 2003 and who is an Eligible Employee on or after January 1, 2003, shall be eligible to become a Participant as of the date on which the individual becomes an Eligible Employee (or January 1, 2003, if later).

3.02.	PARTICIPATION

An individual who becomes a Participant shall remain a Participant until his death or, if earlier, until his Account has been fully distributed.

ARTICLE 4. CONTRIBUTIONS TO PARTICIPANTS’ ACCOUNTS

4.01.	ELIGIBLE EMPLOYEE DEFERRALS

(a)	Nature of Deferrals. Each Eligible Employee may elect to defer receipt of either or both of—

(1)	his Restorative Savings Amount; and

(2)	his Eligible Plan Compensation (excluding any part of his Eligible Plan Compensation that is part of his Restorative Savings Amount).

If an Eligible Employee makes such an election under this Section 4.01, an amount equal to such Eligible Employee’s Deferral shall be credited to the Eligible Employee’s Account, in accordance with such procedures as the Administration Committee may establish, and his earnings shall be reduced by a corresponding amount.

(b)	Exclusive Entitlement to Payment. If an Eligible Employee makes an election under this Section 4.01, he waives his right to receive the amount deferred and agrees to receive instead the amounts payable to him under Article 7 and Article 8. No other amounts shall be due to or on behalf of an Eligible Employee as a result of his election to defer pursuant to this Section 4.01.

(c)	Time and Manner of Deferral Elections.

(1)	Except in the case of the Plan Year in which an individual first becomes an Eligible Employee, an Eligible Employee’s Deferral Election (or a change in any such election) must be delivered to the Recordkeeper during Open Enrollment in the Plan Year immediately preceding the Plan Year to which the Eligible Plan Compensation is attributed, in a manner acceptable to the Administration Committee (which may include enrollment by electronic means). A Deferral Election under this Section 4.01(c)(1) shall apply to Eligible Plan Compensation and Restorative Savings Amounts for the Plan Year next following the Plan Year in which the election is made, and is irrevocable until the next Open Enrollment.

(2)	For the Plan Year in which an individual becomes an Eligible Employee, such Eligible Employee’s properly executed Deferral Election must be delivered to the Recordkeeper within 30 days after such individual becomes an Eligible Employee. Subject to such rules as the Administration Committee may establish, a Deferral Election under this Section 4.01(c)(2) shall apply to Eligible Plan Compensation and Restorative Savings Amounts for the period beginning on the first day after a properly executed Deferral Election is delivered to the Recordkeeper, and ending on the last day of the Plan Year in which the election is made, and is irrevocable until the next Open Enrollment.

(d)	Amount of Deferrals.

(1)	An Eligible Employee who elects to defer Eligible Plan Compensation under Section 4.01(a)(2) must elect to defer an amount that is a whole percentage of his Eligible Plan Compensation and that is expected to equal at least $5,000 in the applicable year.

(2)	An Eligible Employee who elects to defer his Restorative Savings Amount must defer 100 percent of such Restorative Savings Amount. In any payroll period, the sum of an Eligible Employee’s Before-Tax Contribution under the Basic Plan and his deferred Restorative Savings Amount shall equal the percentage of such Eligible Employee’s Compensation for such payroll period indicated on his election form under the Basic Plan.

(3)	All Deferrals under this Section 4.01 shall be subject to such other rules and regulations as the Administration Committee may establish; provided such rules and regulations are not inconsistent with the provisions of the Plan.

(e)	Limitation on Employee Deferrals. An Eligible Employee’s Deferral Election shall be ineffective to the extent that such Eligible Employee’s Deferral will reduce the Eligible Employee’s non-deferred earnings to a level insufficient to pay applicable payroll taxes (including FICA and Medicare taxes), applicable Participant Contributions (as defined in the Basic Plan) elected under the Basic Plan, required income tax withholding, and any other applicable employment taxes.

4.02.	ROLLOVER CONTRIBUTIONS

In accordance with the procedures established by the Administration Committee, an Eligible Employee who is entitled to a benefit under a Predecessor Plan may make a one-time election for the Company to cancel the benefit under such Predecessor Plan and credit a corresponding amount to such Eligible Employee’s Account as soon as practicable following a determination by the Administration Committee that such amount is eligible to be rolled over into the Plan.

4.03.	EMPLOYER NON-QUALIFIED MATCHING CONTRIBUTIONS

Each payroll period, an Employer Non-Qualified Matching Contribution shall be credited to each Participant’s Account, in accordance with such procedures as the Administration Committee may establish, equal to—

(a)	100% of such Eligible Employee’s Deferral, up to a maximum of 3% of such Eligible Employee’s Compensation; plus

(b)	50% of such Eligible Employee’s Deferral, to the extent such Deferral exceeds 3% of such Eligible Employee’s Compensation and does not exceed 5% of such Eligible Employee’s Compensation.

4.04.	RESTORATIVE MATCHING CONTRIBUTION

Each payroll period during a Plan Year for which a Participant has elected to defer his Restorative Savings Amount under Section 4.01(a)(1), a Restorative Matching Contribution shall be credited to such Participant’s Account, in accordance with such procedures as the Administration Committee may establish, equal to—

(a)	The Employer Matching Contribution that would have been made under the Basic Plan for such payroll period—based on the Eligible Employee’s actual Before-Tax Contribution (as defined in the Basic Plan) and After-Tax Contribution (as defined in the Basic Plan)—if the Basic Plan’s limit on “Eligible Compensation,” pursuant to section 401(a)(17) of the Code, and the Basic Plan’s limit on total contributions, pursuant to section 415 of the Code, did not apply; minus

(b)	The Employer Matching Contribution (as defined in the Basic Plan) actually made under the Basic Plan for such payroll period.

4.05.	DISCRETIONARY EMPLOYER CONTRIBUTIONS

In any Plan Year, the Board of Directors shall have discretion to credit additional amounts to Eligible Employees’ Accounts, in accordance with such procedures, and at such time, as the Administration Committee may establish.

4.06.	TIMING FOR CREDITING OF CONTRIBUTIONS

Unless the Administration Committee determines otherwise, Deferrals and Employer Non-Qualified Matching Contributions shall be credited to Eligible Employees’ Accounts on or before the last business day of the month in which the applicable amount would otherwise be payable; provided the Eligible Employee has a valid Deferral Election with respect to the applicable amount as of the date the applicable amount would otherwise be payable.

ARTICLE 5. INVESTMENTS AND ACCOUNTS

5.01.	FUNDING POLICY AND ESTABLISHMENT OF BOOK-ENTRY INVESTMENT FUNDS

(a)	Subject to the restriction in Section 5.01(b), the Company may establish any funding method for paying benefits under the Plan. Such funding method may include the establishment of special funds and the purchase of insurance contracts.

(b)	The Plan shall at all times remain unfunded, maintained for the purposes described in Section 1.02. Any funding method established shall be consistent with maintaining the Plan’s unfunded status under applicable law.

5.02.	PARTICIPANT ALLOCATION OF ACCOUNTS AMONG BOOK-ENTRY INVESTMENT FUNDS

(a)	The Investment Policy Committee shall establish book-entry Investment Funds, which shall include the MeadWestvaco Stock Unit Fund (an Investment Fund that mirrors the MeadWestvaco Stock Fund), for allocation of Accounts by Participants.

(b)	Amounts shown in a Participant’s Account may be allocated by the Participant, in any proportion (in 1% increments), among the book-entry Investment Funds available under the Plan. Participants may make separate allocations with respect to each source of contributions. Allocation requests shall be made by a notification submitted in such manner and form, and at such time, as the Administration Committee prescribes.

(c)	If a Participant fails to make any allocation in accordance with this Section 5.02, such unallocated funds shall be allocated to the Investment Fund that mirrors a money market fund selected by the Investment Policy Committee.

(d)	All Employer Non-Qualified Matching Contributions and Rollover Contributions of employer matching accounts or sub-accounts shall be allocated to the MeadWestvaco Stock Unit Fund and may be transferred to other Investment Funds only as permitted in Section 5.08(a), relating to diversification.

5.03.	CHANGE IN ALLOCATION

(a)	Subject to the requirements of Section 5.08(a), regarding diversification, at any time (but no more than once per day),

(1)	a Participant may change a previous investment election by submitting a notification to the Recordkeeper, in such manner and form, and at such time, as the Administration Committee prescribes, directing such a change; and

(2)	a Participant may direct that all or part of the Participant’s Account attributable to a particular Investment Fund be transferred to any of the other available Investment Funds by submitting a notification to the Company in such manner and form, and at such time, as the Administration Committee prescribes.

(b)	A Participant may continue to direct the investment of his Accounts in accordance with this Section 5.03 until the balance of his Accounts is distributed pursuant to Article 7 and Article 8. In addition, a Beneficiary or former Spouse who receives a distribution in installments may continue to direct the investment of the portion of the Participant’s Account to which such person is entitled in accordance with this Section 5.03 until his interest in the Participant’s Account is fully distributed.

(c)	If all or part of a Participant’s Account is reallocated in accordance with Section 5.03(a)(2) or 5.03(b), the Participant’s Account shall be debited and credited with the appropriate amounts, in a manner consistent with Section 5.05, in order to reflect the reallocation.

(d)	Any change in allocation shall be in either whole dollar or whole percentage increments and shall otherwise be subject to such reasonable rules and procedures as the Administration Committee shall establish; provided such rules and procedures are not inconsistent with the terms of the Plan.

5.04.	VALUATION OF INVESTMENT FUNDS

(a)	At the discretion of the Administrative Committee, the Investment Funds available under the Plan may be valued on a unitized basis.

(b)	As of each Valuation Date, the Recordkeeper shall determine the fair market value of the assets allocated to each Investment Fund.

(c)	The Recordkeeper shall make the valuations called for by Section 5.04(a) in accordance with sound and accepted trust accounting practices. Such valuations shall reflect the current fair market value of the assets allocated to each Investment Fund, including all amounts credited to each Participant’s Account since the most recent Valuation Date, and adjusted for the distributions and expenses with respect to each Participant since the most recent Valuation Date.

5.05.	SUB-ACCOUNTS

(a)	The Recordkeeper shall establish the following sub-accounts for each Participant’s Account (and for each Participant’s Scheduled In-Service Distribution sub-account, as described in Section 7.02(a)(1))—

(1)	Eligible Plan Compensation Deferral Sub-Account;

(2)	Restorative Savings Contribution Sub-Account;

(3)	Rollover Contribution Sub-Account;

(4)	Non-Qualified Matching Contribution Sub-Account;

(5)	Discretionary Contribution Sub-Account; and

(6)	such other sub-accounts as the Company deems appropriate for any Participant.

(b)	The Participant’s interest in each Investment Fund that is allocable to each sub-account established pursuant to Section 5.05(a) shall be credited to such sub-account at such time and in such manner as the Administration Committee shall prescribe.

(c)	The balance of each Participant’s Account (and of each of the several sub-accounts comprising the Participant’s Account) shall reflect the current fair market value and the gains, losses, income, and expenses of the Investment Funds to which the Account is allocated and the amount of any withdrawals, distributions, and expenses with respect to the Participant.

5.06.	RISK OF LOSS

Neither the Plan nor the Company guarantees that the fair market value of the Investment Funds, or of any particular Investment Fund, shall be equal to or greater than the amounts allocated thereto. Neither the Plan nor the Company guarantees that the balance of the Accounts shall be equal to or greater than the contributions credited thereto. The Participants assume all risk of any decrease in the balance of the Investment Funds and the Accounts.

At all times, until a Participant’s Account balance has been paid in full, each Participant (and Beneficiary and alternate payee, as applicable) shall be a general creditor of the Company, on equal footing with all other unsecured creditors of the Company, with respect to his Account balance.

5.07.	INTERESTS IN THE PLAN

No Participant, Beneficiary, or former Spouse shall have any claim, right, title, or interest in or to any specific assets until distribution of such assets is made to the Participant, Beneficiary, or former Spouse. No Participant, Beneficiary, or former Spouse has any claim, right, title, or interest in or to any specific assets, except as and to the extent expressly provided herein.

5.08.	SPECIAL PROVISIONS APPLICABLE TO THE COMPANY STOCK PORTION OF THE PLAN

(a)	The investment performance of the MeadWestvaco Stock Unit Fund shall mirror the investment performance of MeadWestvaco Common Stock. Any credits added to a Participant’s Non-Qualified Matching Contribution sub-account, any other sub-account holding Employer Non-Qualified Matching Contributions, Restorative Matching Contributions, or other employer matching contributions, and, if determined by the Company or the Administration Committee, the Discretionary Contribution Sub-Account, shall be allocated to the MeadWestvaco Stock Unit Fund. Transfers of amounts credited to such sub-accounts from the MeadWestvaco Stock Unit Fund into other available Investment Funds may be made only in accordance with paragraphs (1) and (2) below:

(1)	A Participant who has attained at least age 55 but not attained age 60 may at any time elect to transfer from the MeadWestvaco Stock Unit Fund to any other Investment Fund an amount that will cause 25% of the balance of his Account (minus the total percentage of the balance of his Account previously transferred pursuant to this Section 5.08(a)) to be invested in Investment Funds other than the MeadWestvaco Stock Unit Fund.

(2)	A Participant who has attained at least age 60 may at any time elect to transfer from the MeadWestvaco Stock Unit Fund to any other Investment Fund an amount that will cause 50% of the balance of his Account (minus the total percentage of the balance of his Account previously transferred pursuant to this Section 5.08(a)) to be invested in Investment Funds other than the MeadWestvaco Stock Unit Fund.

(b)	Transfers of any portion of a Participant’s Account into or out of the MeadWestvaco Stock Unit Fund shall be subject to pre-approval from the MeadWestvaco Legal Department. Such transfers shall be executed using the closing price of a share of MeadWestvaco Common Stock on the composite tape of the New York Stock Exchange issues on the next business day after the transfer is approved (or if there was no reported sale of MeadWestvaco Common Stock on such date, on the next succeeding day on which there was such a reported sale).

(c)	Dividend Equivalents Under the MeadWestvaco Stock Unit Fund. Any credits in a Participant’s Account allocated to the MeadWestvaco Stock Unit Fund shall be increased on each date that a dividend is paid on MeadWestvaco Common Stock. The number of additional credits credited to a Participant’s Account as a result of such increase shall be determined by (1) dividing the balance of a Participant’s Account allocated to the MeadWestvaco Stock Unit Fund by the closing price of a share of MeadWestvaco Common Stock on the composite tape of New York Stock Exchange issues on the dividend record date (or if there was no reported sale of MeadWestvaco Common Stock on such date, on the next preceding day on which there was such a reported sale), and then (2) by multiplying the amount resulting from the calculation in clause (1) by the amount of the dividend declared per share of MeadWestvaco Common Stock on the dividend record date.

ARTICLE 6. VESTING

6.01.	VESTING

(a)	Each Participant shall have a fully vested, nonforfeitable interest in any amounts deferred on or after January 1, 2003, and related earnings. Amounts transferred from Predecessor Plans shall be subject to the vesting rules under the plan from which such amounts were transferred.

(b)	A Participant’s vested interest shall not affect the Participant’s status as a general creditor of the Company, on equal footing with all other unsecured creditors of the Company, with respect to his Account balance.

ARTICLE 7. SCHEDULED DISTRIBUTIONS

7.01.	SCHEDULED DISTRIBUTION ELECTION PROCESS

(a)	Subject to the provisions of this Article 7, the Administration Committee shall establish procedures for Participants to elect the time and manner in which their accounts will normally be distributed, including the forms for such elections (which, in the Administration Committee’s discretion, may be electronic), the intervals (if any) at which Participants may change their Distribution Elections, and the degree (if any) to which they may make different elections for different categories of contributions under Article 4.

(b)	Each year, during Open Enrollment (or at the time an Eligible Employee first enrolls in the Plan, if applicable) each Eligible employee shall file a Distribution Election form specifying the time and manner of distribution of portions of the Eligible Employee’s Account for which a Distribution Election has not been made. (If permitted by the Administration Committee, such Distribution Election form may be electronic.) Except as otherwise established by the Administration Committee, any Distribution Election shall apply only to the deferral balance for the Plan Year next following the Plan Year in which the Distribution Election is made, and shall not carry forward. If a Participant who terminates employment with the Company does not have an effective Distribution Election, the balance of the Participant’s Account shall be distributed in accordance with Section 7.02(b)(3).

(c)	Any Distribution Election that is not made in accordance with the procedures established by the Administration Committee shall be ineffective and shall be disregarded.

7.02.	TYPES OF SCHEDULED DISTRIBUTIONS

Subject to the provisions of this Article 7, any Deferral may be scheduled to be distributed while the Participant is an active Employee of the Company or after the Participant’s Termination of Employment, in a form permitted under Section 7.03. The value of any Scheduled Distribution shall be determined as of June 30 of the Plan Year in which such distribution is made.

(a)	Scheduled In-Service Distributions.

(1)	Any Distribution Election for a Scheduled In-Service Distribution shall pertain to the Participant’s entire deferral balance for a particular Plan Year, and shall be elected on a Distribution Election form filed together with the related Deferral Election form and election to make a Restorative Savings Contribution (if applicable). An election to receive a Scheduled In-Service Distribution shall apply only to the Participant’s deferral balance for a single Plan Year, and must be filed during Open Enrollment in the Plan Year immediately preceding the Plan Year to which the eligible plan compensation is attributed (or, for an Eligible Employee’s first Plan Year of eligibility, at the time such Eligible Employee first enrolls in the Plan). Such deferral balance shall be segregated in a separate sub-account of the Participant’s Account (which may be further subdivided into the sub-accounts described in Section 5.05), to be separately adjusted to reflect earnings and losses thereon pursuant to Article 5.

(2)	A Participant may not elect for a Scheduled In-Service Distribution to commence prior to the third calendar year following the Plan Year in which the applicable amount is earned (or twelve months after the Distribution Election is filed, if later). Each Distribution Election form calling for a Scheduled In-Service Distribution shall specify the Distribution Year (in accordance with the foregoing) and the number of annual installments, up to five, to be made.

(3)	Once made, an election to receive a Scheduled In-Service Distribution may be not be amended.

(4)	All Scheduled In-Service Distributions shall commence as soon as administratively practicable after June 30 of the applicable Distribution Year and, if applicable, of subsequent years.

(b)	Scheduled Distributions Following Termination of Employment.

(1)	Subject to the procedures described in Section 7.01 and the restrictions described in this Section 7.02(b)(1), a Participant may schedule a Termination Distribution to commence (in a form permitted under Section 7.03) in a year after his Termination of Employment.

(A)	If a Participant’s Termination of Employment occurs prior to the date on which the Participant attains age 55, distribution shall commence as soon as practicable after June 30 of the calendar year following the Participant’s Termination of Employment.

(B)	If a Participant’s Termination of Employment occurs on or after the date on which the Participant attains age 55, and is not caused by Gross Misconduct, distribution of the Participant’s Account shall commence no later than the earliest administratively practicable date after June 30 in the earlier of the (1) tenth calendar year following the Participant’s Termination or Employment; or (2) the calendar year in which the Participant attains age 70.

(C)	If a Participant’s Termination of Employment is caused by Gross Misconduct, distribution of the Participant’s Account shall commence as soon as practicable after June 30 of the calendar year following the Participant’s Termination of Employment. The amount of any distribution to an individual whose Termination of Employment is caused by Gross Misconduct shall be subject to any claims the Company may have against such individual arising from such Gross Misconduct.

(2)	Notwithstanding any election by a Participant to receive a Scheduled In-Service Distribution, if a Participant terminates employment for any reason other than Gross Misconduct prior to receiving all or part of a Scheduled In-Service Distribution, the Scheduled In-Service Distribution shall be canceled (to the extent unpaid) and the sub-account or sub-accounts associated with such Scheduled In-Service Distribution shall be distributed in accordance with the terms of the Participant’s Termination Distribution election.

(3)	In the event that a Participant terminates employment without an effective Termination Distribution election, the balance of the Participant’s Account (including sub-accounts associated with any unpaid portions of Scheduled In-Service Distributions) shall be distributed in a single lump sum, as soon as practicable after June 30 of the calendar year following the year of the Participant’s Termination of Employment.

(4)	In the event that a Participant terminates employment with an effective Termination Distribution election that does not apply to the entire balance in his Account, distribution shall commence in accordance with the terms of the Participant’s Termination Distribution, and the remaining balance of the Participant’s Account shall be paid in a lump sum as soon as practicable after June 30 of the year following the Participant’s Termination of Employment.

7.03.	FORM OF PAYMENT OF SCHEDULED DISTRIBUTIONS

(a)	Except as otherwise provided in Sections 7.03(b) and 7.03(c), all payments under this Article 7 shall be in the form of a single lump sum distribution based on the full balance of the Participant’s nonforfeitable interest in his Account (or sub-account, in the case of a Scheduled In-Service Distribution) as of June 30 in the Plan Year in which the distribution is made.

(b)	In the case of a Scheduled In-Service Distribution, if the balance in the sub-account designated for the Scheduled In-Service Distribution exceeds $25,000, the Participant may elect to receive the balance of such sub-account in up to five annual installments. Subject to any rules or procedures established by the Administration Committee, a Participant may change his election with respect to form of payment.

(c)	In the case of a Termination Distribution, if (1) the balance of a Participant’s Account exceeds $50,000; (2) the Participant has attained age 55; and (3) the Participant’s Termination of Employment is not for Gross Misconduct, the Participant may elect to receive the balance of his Account in annual installments over a specified period of up to 20 years. Subject to any rules or procedures established by the Administration Committee, a Participant may change his election with respect to form of payment.

(d)	Subject to Section 7.02(b)(1)(C), in the case of a Termination Distribution following a termination for Gross Misconduct, the Company has sole discretion to determine the form of the Participant’s Termination Distribution.

ARTICLE 8. UNSCHEDULED DISTRIBUTIONS AND PAYMENTS UPON DEATH

8.01.	HARDSHIP DISTRIBUTION.

Subject to approval by the Administration Committee, a Participant who is actively employed by the Company and who satisfies the requirements of this Section 8.01 may receive an unscheduled Hardship Distribution from his Account in case of an “unforeseeable emergency.”

(a)	For purposes of this Section 8.01, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from:

(1)	a sudden and unexpected illness or accident of the Participant or a dependent (as defined in section 152(a) of the Code),

(2)	loss of the Participant’s property due to casualty, or

(3)	such other similar extraordinary and unforeseeable circumstances, as approved by the Administration Committee in a non-discriminatory manner, arising as a result of events beyond the control of the Participant.

In no case may the need to send a Participant’s child to college or the desire to purchase a home constitute an “unforeseeable emergency.”

(b)	If a Participant seeks to receive a Hardship Distribution pursuant to this Section 8.01, the Participant shall present such evidence and certifications as the Administration Committee or the Recordkeeper considers necessary to determine whether the Participant meets the requirements of this Section 8.01. A distribution shall be presumed to meet the requirements of this Section 8.01 if the Participant certifies in writing that the requirements of this Section 8.01 have been met.

(c)	Notwithstanding the foregoing, a Hardship Distribution shall not be made to the extent that the Participant’s financial hardship is or may be relieved—

(1)	through reimbursement or payment by insurance or otherwise;

(2)	through a commercial loan or a loan under the Basic Plan;

(3)	through a hardship distribution under the Basic Plan;

(4)	through liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(5)	through cessation of deferrals under the Plan.

(d)	The amount of any Hardship Distribution shall not exceed the amount reasonably required to satisfy the emergency need.

(e)	If a Participant receives a Hardship Distribution pursuant to this Section 8.01—

(1)	any Deferral Elections previously filed by the Participant with respect to Eligible Plan Compensation attributable to a period after the distribution shall be canceled; and

(2)	the Participant shall not be permitted to file any further Deferral Election forms with respect to any Plan Year before the Plan Year that begins after the Plan Year in which such Hardship Distribution occurs.

8.02.	OTHER UNSCHEDULED DISTRIBUTIONS.

(a)	A Participant who does not qualify for a Hardship Distribution pursuant to Section 8.01 may at any time elect to receive a distribution of all or any portion of his Account; provided, however, that, if a Participant receives an unscheduled distribution pursuant to this Section 8.02, an amount equal to 10% of the amount requested to be distributed shall be permanently forfeited from the vested balance in the Participant’s Account and shall not be paid to, or in respect of, the Participant at any time.

(b)	If a Participant receives an unscheduled distribution pursuant to this Section 8.02:

(1)	any Deferral Elections previously filed by the Participant with respect to Eligible Plan Compensation attributable to a period after the distribution shall be canceled; and

(2)	the Participant shall not be permitted to file any further Deferral Election forms with respect to any Plan Year before the Plan Year that begins after the Plan Year in which such distribution occurs.

8.03.	FORM OF PAYMENT OF UNSCHEDULED DISTRIBUTIONS

All payments under this Article 8 shall be in the form of a single lump sum distribution.

8.04.	PAYMENTS UPON DEATH

Upon the death of a Participant (whether or not the Participant is employed by the Company at the time of death), the remaining balance in the Participant’s Account shall be distributed in accordance with the following rules:

(a)	Except as provided in Section 8.04(c), if, at the time of the Participant’s death, the Participant is employed by the Company or has not begun receiving payments from the Plan, distributions shall be made in accordance with Section 7.02(b), as if the Participant’s Termination of Employment occurred on his date of death (or on the actual date of his Termination of Employment, if earlier).

(b)	Except as provided in Section 8.04(c), if a Participant dies while receiving Plan distributions, his Beneficiary shall receive any remaining installment payments as they become due.

(c)	Subject to such rules, regulations, conditions, and restrictions as the Administration Committee may establish, any Beneficiary may petition the Administration Committee to change the terms of the Participant’s distribution or to receive his distribution in a single lump sum.

8.05.	DESIGNATION OF BENEFICIARY

A Participant shall be entitled to make a beneficiary designation on any Termination Distribution election form, in accordance with any procedures established by the Administration Committee. In the event that a Participant has not properly designated a Beneficiary on his most recent Termination Distribution election form, his Beneficiary or Beneficiaries shall be the same beneficiary or beneficiaries as under the Basic Plan.

ARTICLE 9. PLAN ADMINISTRATION

9.01.	PLAN ADMINISTRATOR

The Chief Executive Officer of MeadWestvaco shall designate, by instruments in writing signed by him and filed with the Secretary of the Company, the Plan Administrator, the Administration Committee, the Investment Policy Committee, and other individuals or committees, who shall have authority to control and manage the operation and administration of the Plan. This authority and other provisions of this Section 9.01 shall not be deemed to provide for the power to amend the Plan, to determine funding policy or to appoint actuaries or independent accountants, which powers are reserved by the Board of Directors. Each instrument designating the Plan Administrator or any other individual or committee shall describe the specific responsibilities that the named individual or committee shall bear.

9.02.	DELEGATION AND EMPLOYMENT OF AGENTS

Instruments designating a named individual or committee may grant to the named individual or committee the power to designate, subject to the approval of the Chief Executive Officer of MeadWestvaco, persons other than the named individual or committee to carry out the responsibilities granted to the individual or committee named in the instrument signed by the Chief Executive Officer of MeadWestvaco, within the scope of the power granted in the instrument which shall specify the manner in which such designation shall be made. Any individual or committee designated by the Chief Executive Officer of MeadWestvaco or by an individual or committee designated by the Chief Executive Officer of MeadWestvaco may employ one or more persons to render advice with regard to any responsibility such individual or committee has under the Plan.

9.03.	INCORPORATION OF CERTAIN PROVISIONS OF ERISA

To the extent the Plan is not subject to the provisions of Part 4 of Title I of ERISA, the provisions of Part 4 of Title I of ERISA, other than section 403 thereof, shall be incorporated by reference as part of this Plan to define and govern the actions of the Company and other fiduciaries hereafter.

9.04.	INTERPRETATIONS

All interpretations pertaining to facts or provisions of the Plan made by the Plan Administrator or the Administration Committee shall be made in the complete and exclusive discretion of the Plan Administrator or Administration Committee, as applicable, and shall be binding and conclusive on all parties. The Plan Administrator or Administration Committee, as appropriate, shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.

9.05.	DISCRETIONARY ACTS

Any discretionary acts to be taken under the Plan by the Company, the Board of Directors, Plan Administrator, and Administration Committee, or by any individual or committee to whom authority is delegated by the Board of Directors or the Chief Executive Officer of MeadWestvaco, with respect to classification or retirement of employees or to benefits will be uniform in their nature and applicable to all those similarly situated.

9.06.	ELECTIONS AND DESIGNATIONS

All elections and designations that Participants are required or permitted to make under the Plan shall be made in writing or electronically in the form prescribed by the Administration Committee or the Recordkeeper (or their designees).

9.07.	CLAIMS

Claims for participation or benefits under the Plan shall be filed in accordance with procedures established by the Plan Administrator in such form as shall be acceptable to the Company.

9.08.	POSTPONEMENT OF ACTION

In the event that any dispute shall arise as to any act to be performed by the Plan Administrator, the Plan Administrator may postpone the performance of such act until actual adjudication of such dispute shall have been made in a court of competent jurisdiction or until the Plan Administrator shall be indemnified by the Company against any liability. Notwithstanding the preceding sentence, nothing herein shall be construed in a manner inconsistent with applicable law.

ARTICLE 10. AMENDMENT AND TERMINATION OF PLAN

10.01.	AMENDMENT OF THE PLAN

(a)	The Company reserves the right, at any time and from time to time, to amend in whole or in part, either retroactively or prospectively, any or all of the provisions of this Plan without notice to or the consent of any Participant or Beneficiary hereunder; provided, however, that no amendment shall have any retroactive effect to deprive any Participant of his vested interest already accrued. Notwithstanding the preceding sentence, an amendment may be made retroactive to the extent necessary to conform the Plan to mandatory provisions of applicable federal or state laws, regulations or rulings.

(b)	Any amendment of this Plan may be enacted by resolution of the Board of Directors. In addition, the Chairman of the Board of Directors, the Chief Executive Officer of MeadWestvaco, the President of MeadWestvaco, or the Senior Vice President for Human Resources of MeadWestvaco may make any amendment which may be required to comply with various federal and state laws, or which may be necessary or desirable to improve the administration of the Plan or the level of benefits it provides. All such amendments and restatements shall be filed with the Secretary of MeadWestvaco.

(c)	This Section 10.01 shall be interpreted to permit any amendment that would be permissible under the Basic Plan.

10.02.	TERMINATION OF THE PLAN

(a)	Reservation of Right to Terminate. While the Company expects to continue the Plan indefinitely, the Company reserves the right to terminate the Plan, partially or in its entirety, at any time by a written resolution of the Board of Directors.

(b)	Date of Termination. If the Board of Directors adopts a resolution to terminate the Plan, the Plan shall be terminated as of a date to be specified in the resolution.

(c)	Rights of Affected Participants. In the event of the termination or partial termination of the Plan, or the discontinuance of contributions to the Plan, the balance of any Participant’s Account, requirements for vesting of any unvested portion of any Participant’s Account, and timing of distributions from any Participant’s Account shall remain unchanged, unless the Participant consents otherwise.

10.03.	DESIGN DECISIONS

Decisions regarding the design of the Plan shall be made in a settlor capacity. The act of modifying, altering, amending, or terminating the Plan shall be taken on behalf of the Company as employer sponsor of the Plan, and shall not be construed under any circumstances as an act taken in a fiduciary capacity under or with respect to the Plan.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.01.	EMPLOYMENT RIGHTS NOT AFFECTED BY PLAN

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any employee. Nothing herein contained shall be deemed to give to any Eligible Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Eligible Employee; nor shall it be deemed to give the Company the right to require the Eligible Employee to remain in its employ or to interfere with the Eligible Employee’s right to terminate his employment.

11.02.	INTEGRATION CLAUSE

No Participant, Beneficiary, former Spouse, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. The Company shall from time to time issue to Participants one or more booklets or brochures or make presentations summarizing the Plan. In the event of any conflict between the terms of the Plan document and the terms of any such booklets, brochures, and presentations summarizing the Plan, the terms of the Plan document shall control.

11.03.	DOUBT AS TO IDENTITY

(a)	If at any time any doubt exists as to the identity or whereabouts of any person entitled to a distribution hereunder or the amount or time of such payment, the Administration Committee may direct the Company either (1) to set aside and hold such sum in trust, uninvested, and without interest, until distribution is ordered by a court of competent jurisdiction, or (2) to pay such sum into a court in accordance with appropriate rules of law.

(b)	If, after reasonable efforts, the Administration Committee is unable to determine the whereabouts of any person entitled to payment hereunder within a reasonable period of time (as determined by the Administration Committee), the Accounts of such person shall be forfeited. For purposes of the preceding sentence, notice by registered mail sent to such person’s most recent address (as reflected in the Plan records) shall be deemed to constitute reasonable efforts to locate such person. If, however, such person subsequently makes a proper claim to the Company for such sum, the forfeited benefit shall be reinstated, and shall be distributed in accordance with the terms of the Plan.

(c)	If a distribution payment is made to a Participant, Beneficiary, or former Spouse as provided under the Plan, the payment is not returned as being undeliverable, and the check on which the payment is made is not presented for payment before such time as the check expires, then the amount of the distribution check may be forfeited to reduce any contributions to be made by the Company pursuant to Section 4.01(e), or to pay reasonable expenses incurred in the administration of the Plan in accordance with Sections 9.01 or 11.12. If, however, such Participant, Beneficiary, or former Spouse subsequently makes a proper claim for the amount of the uncashed benefit check, the amount shall be distributed to such individual in accordance with the terms of the Plan.

11.04.	PAYMENT MEDIUM

All distributions under this Plan shall be paid in cash.

11.05.	LIABILITY LIMITED

Except as and to the extent otherwise provided by applicable law, no liability shall attach to or be incurred by the shareholders, directors, officers, or employees of the Company under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

11.06.	OVERPAYMENTS

If any overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

11.07.	INCAPACITY AND MINOR STATUS

If any individual is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due from the Plan to that individual may be paid, for the benefit of such individual, to his spouse, parent, brother, sister, or other person deemed by the Administration Committee to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.

11.08.	ASSIGNMENT AND LIENS

(a)	Nonalienability of Benefits. Subject to Section 11.08(b), the right of any person to any benefit or payment under the Plan shall not be subject to alienation, transfer, assignment, or encumbrance, or otherwise subject to lien, and any such attempt to alienate, transfer, assign, or encumber any benefit or payment under the Plan shall be null and void.

(b)	Exception for Transfers Incident to Divorce. Notwithstanding anything to the contrary in Section 11.08(a), and subject to such rules as the Administration Committee may establish, a Participant’s right to a payment under the Plan may be transferred to his Spouse or former Spouse, if the transfer is incident to the Participant’s divorce from such Spouse, within the meaning of section 1041 of the Code.

11.09.	WITHHOLDING TAXES

The Administration Committee may make any appropriate arrangements to deduct from all amounts paid under the Plan any taxes reasonably determined to be required to be withheld by any government or government agency. The Participant, Beneficiary, or former Spouse, as the case may be, shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

11.10.	TITLES AND HEADINGS NOT TO CONTROL

The titles to articles and the headings of sections, subsections, paragraphs, and clauses in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.11.	NOTICE OF PROCESS

In any action or proceeding involving the Plan, the Company and the Administration Committee are the only necessary parties, and no Participant, Beneficiary, former Spouse, or other person having or claiming to have an interest under the Plan shall be entitled to any notice of process unless such notice is required by applicable law.

11.12.	PLAN EXPENSES

(a)	All reasonable expenses incurred in the administration of the Plan shall be charged against Participants’ accounts in such manner as the Administration Committee determines to be reasonable.

11.13.	GOVERNING LAW AND LIMITATION ON ACTIONS

(a)	The Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(b)	No claim for non-payment or underpayment of benefits allegedly owed by the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with Section 9.07. Claims for underpayment or non-payment of benefits must be filed in a court located with jurisdiction to hear the claim no later than thirty-six (36) months after the date when the distribution of the benefit commenced or the date when the first payment was allegedly due, as applicable. The running of the thirty-six (36) month limitations period shall be suspended during the time that any request for review of the claim pursuant to Section 9.07 is pending before the Administration Committee. The foregoing limitations period is expressly intended to replace and to supersede any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 11.13. Claims filed after the expiration of the limitations period prescribed by this Section 11.13 shall be deemed to be time-barred.

11.14.	FORUM SELECTION CLAUSE

(a)	To the fullest extent permitted by law, any lawsuit associated with a putative class action lawsuit involving the Basic Plan in any way shall be filed in the jurisdiction in which such putative class action lawsuit is filed. If any such lawsuit is filed in a jurisdiction other than the one described in the previous sentence, then the Plan, any Plan affiliates, and all alleged Plan participants shall take all necessary steps to have the lawsuit removed to, transferred to, or re-filed in the jurisdiction described in the previous sentence.

(b)	This Section 11.14 does not relieve the Plan or any putative litigant of any obligation existing under the Plan or by law to exhaust administrative remedies (including the applicable claims procedures) before initiating litigation or to comply with the limitation of actions provision set forth in Section 11.13(b).

11.15.	SEVERABILITY

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

11.16.	COMPLETE STATEMENT OF PLAN

This document is a complete statement of the Plan and, as of January 1, 2003, supersedes all Predecessor Plans. The Plan may be amended, modified, or terminated only in writing and then only as provided in 10.01 and 10.02.

*        *        *

IN WITNESS WHEREOF the undersigned has executed this restatement of the Plan.

/s/ John A. Luke, Jr.
John A. Luke, Jr.
Chairman and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

By	/s/ John J. Carrara
John J. Carrara
Associate General Counsel and Assistant Secretary

FILED: ,2004

By	/s/ Wendell L. Willkie, II
Wendell L. Willkie, II
Senior Vice President, General Counsel and Secretary